Exhibit 10.7

EXECUTION COPY

SHAREHOLDERS AGREEMENT

DATED AS OF OCTOBER 11, 2005

By and Among

MINTO BUILDERS (FLORIDA), INC.,

MINTO HOLDINGS INC.,

INLAND AMERICAN REAL ESTATE TRUST, INC.

AND

HOLDERS OF COMMON STOCK AND SERIES A PREFERRED STOCK

AS LISTED ON SCHEDULE A HERETO

i

SHAREHOLDERS AGREEMENT

This SHAREHOLDERS AGREEMENT (this “Agreement”), dated as of October 11, 2005, is made and entered into by and among Minto Builders (Florida), Inc., a Florida corporation (the “Company”), Minto Holdings Inc., a Canadian corporation incorporated under the laws of Ontario (“Minto Holdings”), Inland American Real Estate Trust, Inc. (“Inland”), the holders of common stock, par value $1.00 per share, of the Company (the “Common Stock”), listed on Schedule A hereto (the “Common Stock Holders”) and the holders of 3.5% Series A redeemable preferred stock, par value $0.01 per share, of the Company (the “Series A Preferred Stock”) listed on Schedule A hereto (the “Series A Holders”).  The parties hereto (other than the Company) and any other person who shall hereafter acquire shares of Capital Stock (as defined below) or other voting securities of the Company pursuant to the provisions of and subject to this Agreement or the Supplemental Shareholders Agreement, dated as of the date hereof, by and among Inland, the Common Stock Holders and the Series A Holders are sometimes referred to individually as a “Holder” and collectively as “Holders.”

WHEREAS, the Company has entered into a Securities Purchase and Subscription Agreement, dated as of the date hereof, with Inland and the other parties named therein (the “Purchase Agreement”) pursuant to which the Company has agreed to issue and sell in several tranches, and Inland has agreed to purchase, for $1,276 per share, 920,000 shares of convertible special voting stock, par value $0.01 per share, of the Company (the “Voting Stock”) for an aggregate purchase price of $1,173,920,000 (the “Transaction”);

WHEREAS, prior to the Transaction, Minto (Delaware), LLC, a Delaware limited liability company (“Minto Delaware”), owns 23,000 shares of the Common Stock and 207,000 shares of Series A Preferred Stock;

WHEREAS, as a result of the Transaction, when fully subscribed, Inland will hold up to 80% of the voting securities and value of the Company;

WHEREAS, the Holders desire to provide herein for certain matters relating to the corporate governance of the Company and to provide for certain actions to be undertaken by the Company.

NOW, THEREFORE, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

For all purposes of this Agreement, the following terms shall have the meanings set forth in this Article I:

“1031 Exchange” means the use of the proceeds from the Company’s sales on July 25, 2005 and August 9, 2005 of its residential rental properties located in South Florida to purchase replacement properties of approximately $293,000,000 in a manner that qualifies for like-kind-exchange deferral under Section 1031 of the Code.

“Agreement” has the meaning specified in the introductory paragraph to this Agreement.

“Acquisition Agreements” has the meaning specified in the Purchase Agreement.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with the Person specified and with respect to Inland the term “Affiliate” shall include any member of the Inland Group.  For purposes of this definition, control of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Arbitrated Claim” has the meaning specified in Section 5.14.

“Arbitration Answer” has the meaning specified in Section 5.14(c).

“Arbitration Claimants” has the meaning specified in Section 5.14(c).

“Arbitration Demand” has the meaning specified in Section 5.14(c).

“Arbitration Reply” has the meaning specified in Section 5.14(c).

“Arbitration Respondents” has the meaning specified in Section 5.14(c).

“Board” means the Board of Directors of the Company.

“Business Day” means each day other than a Saturday, a Sunday or any other day on which banking institutions in the State of Illinois or in the Province of Ontario are authorized or obligated by law or executive order to be closed.

“Capital Stock” means the Common Stock, Voting Stock and Series A Preferred Stock.

“Charter” means the Second Amended and Restated Articles of Incorporation of the Company, as filed with the State of Florida Department of State on October 11, 2005.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning specified in the introductory paragraph to this Agreement.

“Common Stock Holders” has the meaning specified in the introductory paragraph to this Agreement.

“Company” has the meaning specified in the introductory paragraph to this Agreement.

“Holder” or “Holders” has the meaning specified in the introductory paragraph to this Agreement.

“Inland” has the meaning specified in the introductory paragraph to this Agreement.

“Inland Group” means The Inland Group, Inc., a Delaware corporation, and any direct or indirect wholly-owned subsidiary.

“Inland Designees” has the meaning specified in Section 2.1(b).

“Minto Holdings” has the meaning specified in the introductory paragraph to this Agreement.

“Person” means an individual, partnership, corporation, association, trust, joint venture, unincorporated organization, limited liability company, joint stock company, and any government, governmental department or agency or political subdivision thereof or any other entity.

“Property” means any of the residential rental property then owned by the Company.

“Purchase Agreement” has the meaning specified in the Recitals of this Agreement.

“REIT” means a real estate investment trust within the meaning of Section 856 of the Code.

“Series A Designee” has the meaning specified in Section 2.1(b) of this Agreement.

“Series A Holders” has the meaning specified in the introductory paragraph to this Agreement.

“Series A Preferred Stock” has the meaning specified in the introductory paragraph to this Agreement.

“Series C Preferred Stock” means the Series C Junior Redeemable Preferred Stock, $0.01 par value per share.

“Sponsored Entity” means an entity sponsored by Inland Real Estate Investment Corporation, a Delaware corporation, that is (i) a REIT which is a reporting company under the Securities Exchange Act of 1934, as amended, that will not impair the Company’s ability to satisfy the “five or fewer” rule under Sections 856 and 542(a)(2) of the Code or (ii) reasonably approved by the Series A Holders.

“Subscription Agreement” means the Series C Preferred Stock Subscription Agreement that the Company has entered into dated as of the date hereof.

“Transaction” has the meaning specified in the Recitals of this Agreement.

“Voting Stock” has the meaning specified in the Recitals this Agreement.

ARTICLE II

CORPORATE GOVERNANCE

SECTION 2.1.                       Election of Directors; Number of Directors.  At any annual or special shareholders meeting called for such purpose, and whenever the shareholders of the Company act by written consent with respect to the election or removal of directors, each Holder agrees to vote or otherwise give such Holders’ consent in respect of all shares of Capital Stock of the Company (whether now or hereafter acquired) owned by such Holder or as to which such shareholder is entitled to vote, and the Company shall take all necessary and desirable actions within its control, in order to cause:

(a)                                  the authorized number of the directors on the Board to be established and remain at five (5) directors (unless the Board decides to increase such number, provided it is approved by the requisite percentage of the directors);

(b)                                 subject to clause (c) below, the election to the Board of (i) two (2) individuals designated by the Series A Holders (the “Series A Designees”) and (ii) three (3) individuals designated by Inland (the “Inland Designees”); and

(c)                                  the Inland Designees not to be removed from the Board at any time prior to June 30, 2006.

Directors shall not be entitled to any compensation from the Company relating to their service to the Company as director.

SECTION 2.2.                       Committees.  To the extent the Board determines to create a committee of the Board, such as an audit committee, a compensation committee or an investment committee, then a majority in interest of the Series A Preferred Stock, voting as a single class, shall be entitled to appoint at least one Series A Designee to serve on each such committees.

SECTION 2.3.                       Removal of Directors.  Except as otherwise provided in Sections 2.4 hereof, each Holder shall not take, and shall cause its Affiliates not to take, any action to remove, with or without cause, any director of the Company; provided, however, that upon the request of any party hereto to remove a director previously designated for nomination by such party, the Holders shall vote, and shall cause its Affiliates to vote, all of the shares of Capital Stock and other voting securities owned by such Holder or such Affiliates, as the case may be (whether now owned or hereafter acquired), or which either is entitled to vote, in favor of (i) the removal of such director and (ii) the election of any replacement director as may be designated by such party, subject to the provisions of Section 2.1 hereof.  If a majority of the Series A Preferred Stock is owned, directly or indirectly, by a Person other than Minto Holdings or an Affiliate of Minto Holdings, then the rights of the Series A Holders pursuant to Article II hereof shall terminate.

SECTION 2.4.                       Vacancies.  In the event a vacancy is created on the Board by reason of the death, removal (in accordance with Section 2.3 above) or resignation of any of the directors, the party that designated such director shall, within fifteen (15) days after the date such vacancy first occurs, designate a nominee to replace such director, and the remaining directors shall meet within thirty (30) days after the date such vacancy first occurs for the purpose of electing such nominee to fill such vacancy.  In the event the remaining directors fail to fill such vacancy or fill such vacancy otherwise than in accordance with the previous sentence, each of the Holders hereby agrees to, and to cause its Affiliates to, cause the Company to hold a special meeting of shareholders and to vote the shares of Capital Stock and other voting securities owned by such Holder or such Affiliates, as the case may be (whether now owned or hereafter acquired), or which either is entitled to vote, at such meeting, in person or by proxy, in favor of removing, if necessary, any director elected to fill such vacancy otherwise than in accordance with previous sentence, and filling such vacancy in accordance with the provisions of Section 2.1 above.  In lieu of holding a special meeting, the Holders may act to remove and replace directors by written consent; provided, that prior to taking such action by written consent, all Holders are given not less than three (3) days prior notice.

SECTION 2.5.                       Restrictions on Other Agreements.  No Holder shall, and each Holder shall cause its Affiliates not to, grant any proxy or enter into or agree to be bound by any voting trust or voting agreement with respect to the Capital Stock owned by such Holder nor shall any Holder, and each Holder shall cause its Affiliates not to, enter into any shareholder agreements or arrangements of any kind with any Person with respect to the Capital Stock owned by such Holder on terms inconsistent with the provisions of this Agreement (whether or not such agreements and arrangements are with other Holders or holders of Capital Stock that are not parties to this Agreement).

ARTICLE III

OBLIGATIONS BY THE COMPANY

SECTION 3.1.                       1031 Exchange.

(a)                                  The Company shall not, until the tenth anniversary hereof, dispose of or enter into any other transaction that would result in taxable income being recognized by the Company with respect to the properties acquired by the Company in the 1031 Exchange without the prior written approval of a majority in interest of the Series A Preferred Stock, voting as a single class.  This approval will be deemed obtained if the right to cause a “Partial Liquidation” pursuant to Section 2.04 of the Put/Call Agreement is exercised provided that the proceeds from such “Partial Liquidation” will be sufficient to, and used to, purchase 100% of the equity interests of Minto Delaware or a transferee thereof in accordance with Section 2.01(a), (b) or (c), Section 2.03 or Section 2.11 of the Put/Call Agreement.

(b)                                 The Series A Holder shall have the right to review and approve all documentation in connection with the closing on any property in the Company pursuant to the Acquisition Agreements.

SECTION 3.2.                       REIT Qualification.  The Company agrees to, and each of the Holders agrees to use its reasonable best efforts to cause the Company to:

(a)                                  elect and qualify to be taxed as a REIT, within the meaning of Section 856 of the Code, commencing with its taxable year ending December 31, 2005; and

(b)                                 qualify as a “domestically controlled REIT,” within the meaning of Section 897(h)(4)(B) of the Code, by no later than March 31, 2011 and at all times thereafter, continue to qualify as a “domestically controlled REIT;” and if a change in ownership in Inland causes the Company not to be able to meet this requirement, each of the Company and Inland will use its best efforts to effectuate a change in ownership in Inland such that immediately upon the five (5) year anniversary of such change in ownership, the Company will qualify as a “domestically controlled REIT” and at all times thereafter continue to qualify as a “domestically controlled REIT.”

ARTICLE IV

MISCELLANEOUS OBLIGATIONS.

SECTION 4.1.                       Ability to Exercise Rights Under the Purchase Agreement or Subscription Agreement.  If Inland does not fund its obligations under Section 2.4 of the Purchase Agreement, the Company must first exercise its rights and exhaust its remedies under the Subscription Agreement before exercising any remedies against Inland; provided, however, that notwithstanding the foregoing, Inland shall be obligated to fund an aggregate of $1,173,920,000 in the Company by no later than December 31, 2006.  The Company shall redeem all outstanding shares of Series C Preferred Stock by no later than December 31, 2006.

SECTION 4.2.                       Property Opportunities.  Inland shall not be entitled to acquire, directly or indirectly, (i) any 100% fee interest or leasehold interest in real property or (ii) any interest in real property through a co-tenancy arrangement, in either case other than through the Company until Inland has satisfied its obligations under Section 2.4 of the Purchase Agreement and unless in compliance with Section 3.2.8 of the Charter, unless the Board determines in its reasonable discretion not to acquire any such acquisition opportunity described in clause (i) or (ii) above; provided that nothing herein shall prohibit Inland from acquiring any interest through a Real Estate Operating Company as that term is defined in the Business Management Agreement dated as of August 31, 2005 by and between Inland and Inland American Business Manager & Advisor, Inc.

SECTION 4.3.                       Net Worth of Minto Holdings.  In support of Minto Holdings’ obligations under Article X of the Purchase Agreement, Minto Holdings agrees to maintain a net worth (exclusive of any value of Minto Holdings attributable, directly or indirectly, to Capital Stock or other equity interests of the Company) of not less than $150 million and agrees to provide to Inland, within 90 days of the end of each fiscal year, a letter from its auditors certifying that Minto Holdings has shareholders’ equity as reported in the consolidated balance sheet of Minto Holdings of no less than $150 million (exclusive of any value of Minto Holdings attributable, directly or indirectly, to Capital Stock or other equity interests of the Company).

SECTION 4.4.                       Legends.  The parties hereto agree that each certificate representing any Voting Stock or Series A Preferred Stock shall bear the following legend until such time as the same is no longer applicable:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF, AND ARE ENTITLED TO THE BENEFITS SET FORTH IN, A SHAREHOLDERS AGREEMENT, A SECURITIES PURCHASE AND SUBSCRIPTION AGREEMENT AND A PUT/CALL AGREEMENT, EACH DATED AS OF OCTOBER 11, 2005, A COPY OF WHICH IS ON FILE AT THE OFFICE OF THE COMPANY.  THE COMPANY WILL FURNISH A COPY OF EACH SUCH AGREEMENT TO THE RECORD HOLDER HEREOF WITHOUT CHARGE UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS OR REGISTERED OFFICE.”

ARTICLE V

MISCELLANEOUS

SECTION 5.1.                       Binding Effect.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

SECTION 5.2.                       Recapitalizations, Exchanges Affecting the Common Stock.  The provisions of this Agreement shall apply, to the full extent set forth herein, with respect to the Voting Stock, Common Stock and Series A Preferred Stock, to any and all shares of Capital Stock or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution of the Voting Stock or Series A Preferred Stock, as the case may be, by reason of a stock dividend, stock split, stock issuance, reverse stock split, combination, recapitalization, reclassification, merger, consolidation or otherwise.  Upon the occurrence of any of such events, amounts hereunder shall be appropriately adjusted.

SECTION 5.3.                       Amendments.  This Agreement may be amended only by a written instrument signed by each of the parties hereto.

SECTION 5.4.                       Notices.  All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered: (i) when delivered personally or by commercial messenger; (ii) one business day following deposit with a recognized overnight courier service, provided such deposit occurs prior to the deadline imposed by such service for overnight delivery; (iii) when transmitted, if sent by facsimile copy, provided confirmation of receipt is received by sender and such notice is sent by an additional method provided hereunder, in each case above provided such communication is addressed to the intended recipient thereof as set forth below:

If to the Company, addressed to:

Minto Holdings (at the address below) and
Inland (at the address below)

If to Minto Delaware, addressed to:

c/o Minto Communities, LLC
4400 West Sample Road
Coconut Creek, FL 33073-3450
Attention: President

If to Minto Holdings, addressed to:

Minto Holdings, Inc.
Suite 300
427 Laurier Avenue West
Ottawa, Ontario, Canada
KIR 7Y2
Attention: President

with a copy to:

Clifford Chance US LLP
31 West 52nd Street
New York, NY 10019
Attention: Larry P. Medvinsky
Facsimile: (212) 878 8375

If to Inland, addressed to:

Inland American Real Estate Trust, Inc.
2901 Butterfield Road
Oak Brook, Illinois 60523
Attention: Brenda G. Gujral

with a copy to:

The Inland Group, Inc.
2901 Butterfield Road
Oak Brook, Illinois 60523
Attention: Robert H. Baum

Shefsky & Froelich Ltd.
111 East Wacker Drive
Suite 2800
Chicago, Illinois 60601

Attention: Michael J. Choate, Esq.
Facsimile: (312) 275-7554

SECTION 5.5.                       Applicable Law.  THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF ILLINOIS (WITHOUT GIVING EFFECT TO ANY CONFLICTS OR CHOICE OF LAWS PROVISIONS THAT WOULD CAUSE THE APPLICATION OF THE DOMESTIC SUBSTANTIVE LAWS OF ANY OTHER JURISDICTION).

SECTION 5.6.                       Section Headings.  The descriptive headings of sections and paragraphs of this Agreement are inserted for convenience only, and do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 5.7.                       Counterparts.  This Agreement or any amendment hereto thereof may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

SECTION 5.8.                       Termination.  This Agreement (other than Sections 5.11, 5.12, 5.13 and 5.14) shall terminate upon the written consent of each of the parties hereto.

SECTION 5.9.                       Entire Agreement.  This Agreement and the other writings and agreements referred to herein or delivered pursuant hereto or contemporaneously herewith which form a part hereof contain the entire understanding of the parties hereto with respect to its subject matter.  This Agreement supersedes and renders null and void all prior agreements and understandings between the parties with respect to the subject matter hereof.

SECTION 5.10.                 Severability of Provisions.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 5.11.                 Specific Performance.  The parties hereto agree that irreparable harm would occur in the event that any of the agreements and provisions of this Agreement were not performed fully by the parties hereto in accordance with their specific terms or conditions or were otherwise breached, and that money damages are an inadequate remedy for breach of the Agreement because of the difficulty of ascertaining and quantifying the amount of damage that will be suffered by the parties hereto in the event that this Agreement is not performed in accordance with its terms or conditions or is otherwise breached.  It is accordingly hereby agreed that the parties hereto shall be entitled to an injunction or injunctions to restrain, enjoin and prevent breaches of this Agreement by the other parties and to enforce specifically such terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, such remedy being in addition to and not in lieu of, any other rights and remedies to which the other parties are entitled to at law or in equity.

SECTION 5.12.                 Consent to Jurisdiction.   SUBJECT TO THE PROVISIONS OF SECTION 5.14, EACH OF THE PARTIES HERETO HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS AND THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS, AS WELL AS TO THE JURISDICTION OF ALL COURTS TO WHICH AN APPEAL MAY BE TAKEN FROM SUCH COURTS, FOR THE PURPOSE OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE RELATED AGREEMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING, WITHOUT LIMITATION, ANY PROCEEDING RELATING TO ANCILLARY

MEASURES IN AID OF ARBITRATION, PROVISIONAL REMEDIES AND INTERIM RELIEF, OR ANY PROCEEDING TO ENFORCE ANY ARBITRAL DECISION OR AWARD.

SECTION 5.13.                 Waiver of Right to Jury Trial.  EACH OF THE PARTIES HERETO HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT, ANY OF THE OTHER TRANSACTION DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

SECTION 5.14.                 Arbitration.  All disputes arising out of, in connection with, or in any way related to this Agreement among the parties to this Agreement which are not resolved within six (6) months of an Indemnified Party’s sending of a notice of claim with respect thereto (each an “Arbitrated Claim”), shall be resolved by binding arbitration, and each party hereto hereby waives any right it may otherwise have to such a resolution of any Arbitrated Claim by any means other than arbitration pursuant to this Section 5.14.  As a minimum set of rules in the arbitration, the parties agree as follows:

(a)                                  The place of the arbitration shall be Chicago, Illinois.  The arbitration must be held in the English language in accordance with the Streamlined Arbitration Rules and Procedures of JAMS in effect on the date hereof, except as modified by this Agreement.

(b)                                 The arbitration will be held before a single arbitrator selected by the (i) Inland and (ii) Minto Delaware.  If the respective parties in interest cannot agree on an arbitrator within fourteen (14) days of the delivery of an Arbitration Demand (as defined below), JAMS will appoint such arbitrator.  The arbitrator will be knowledgeable regarding commercial transactions similar in nature to the transactions contemplated by this Agreement.

(c)                                  Any party or parties initiating arbitration (the “Arbitration Claimants”) will give to the other party or parties (the “Arbitration Respondents”) notice of their intention to arbitrate (the “Arbitration Demand”).  The Arbitration Demand will contain a notice regarding the nature of the claim.  The Arbitration Respondents will file an answering statement (the “Arbitration Answer”) within thirty (30) days after the Arbitration Demand.  The Arbitration Answer will contain a statement setting forth in reasonable detail the Arbitration Respondents’ responses and defenses to the Arbitrated Claim.  If the Arbitration Respondents assert a counterclaim, (i) the Arbitration Respondents shall send it with the Arbitration Answer and such counterclaim must include a statement setting forth in reasonable detail the nature of the counterclaim, the amount involved, if any, and the remedy sought, and (ii) the Arbitration Claimants will file a reply statement (the “Arbitration Reply”) as soon as is reasonably practicable, but in no event later than thirty (30) days, after the counterclaim. The Arbitration Reply will contain a statement setting forth in reasonable detail the Arbitration Claimants’ responses and defenses to the counterclaim.  If no Arbitration Answer or Arbitration Reply is given within the stated time, the claim or the counterclaim will be assumed to be granted.  Failure to file an Arbitration Answer or Arbitration Reply will not operate to delay the arbitration.

(d)                                 Unless the parties to the arbitration agree otherwise, the arbitrator may order depositions only for good cause and each party to the Arbitrated Claim may make such document requests and other discovery (other than depositions) as permitted in accordance with the Streamlined Arbitration Rules and Procedures of JAMS in effect on the date hereof.

(e)                                  The arbitration hearings will be conducted over a period not to exceed thirty (30) days commencing as of the date of the first hearing.  The arbitrator shall make a final decision on the Arbitrated Claim within thirty (30) days of the final hearing.  The arbitrator may make such orders with regard to scheduling, allocation of hearing time, or otherwise as he or she deems appropriate to achieve compliance with these time limitations.  The parties have included the foregoing provisions limiting the scope and extent of the arbitration with the intention of providing for prompt, economic and fair resolution of any dispute submitted to arbitration.

(f)                                    the Arbitration Claimants, on the one hand, and the Arbitration Respondents, on the other, will, as an initial matter, equally bear the costs and fees of the arbitration, if applicable, but the arbitrator shall award such costs in inverse proportion as the Arbitration Claimants, on the one hand, and the Arbitration Respondents, on the other, may prevail on the matters resolved by the arbitrator (based on the variance of their respective proposed Arbitration Demand, Arbitration Answer and/or Arbitration Reply, as applicable, from the determination of the arbitrator), which proportionate allocations shall be determined by the arbitrator at the time the determination of the arbitrator is rendered on the merits of the matters submitted.

(g)                                 The arbitrator shall enter a written award specifying the basis for his or her decision, including findings of fact and conclusions of law, the basis for the Damages award and a breakdown of the Damages awarded, and the basis for any other remedy.  Any party dissatisfied with the award may invoke the JAMS Optional Arbitration Appeal Procedure (based on the rules therefor in effect at the time of this Agreement).  Such JAMS Optional Arbitration Appeal shall be limited to whether there are any erroneous conclusions of law, or any findings of fact not supported by substantial evidence.  The appellate arbitral panel may vacate, modify, correct, or affirm the award in whole or in any part.  The award (as modified, corrected, or affirmed by the appellate arbitral panel, or if no such JAMS appeal is taken, as originally rendered by the arbitrator) will be considered as a final and binding resolution of the disagreement.

(h)                                 Any arbitration proceeding will be conducted on a confidential basis, and any Confidential Information disclosed during any such proceeding will be kept confidential by the parties to such proceeding and by the arbitrator.

(i)                                     The arbitrator’s discretion to fashion remedies hereunder will be no broader or narrower than the legal and equitable remedies available to a court before which such Arbitrated Claim may have been brought but for this Section 5.14, unless the parties expressly state elsewhere in this Agreement that parties will be subject to broader or narrower legal and equitable remedies than would be available under the law governing this Agreement.

(j)                                     The arbitral award will be the exclusive remedy of the parties for all claims, counterclaims, issues or accountings presented or pleaded to the arbitrator.  The award will include interest from the date of the Arbitrated Claim until the award is fully paid, computed at the then-prevailing U.S. prime rate, plus five percent (5%).  Any additional costs, fees or expenses incurred in enforcing the arbitral award (or successfully resisting it) will be borne by the party against which enforcement is sought if such award is successfully enforced (or borne by the party seeking to enforce such award if the resisting party successfully resists its enforcement).  Any party may enforce an arbitral award in any court of competent jurisdiction.

SECTION 5.15.                 No Conflicting Agreement.  Neither the Company nor any Holder will, on or after the date of this Agreement, enter into any agreement with respect to the shares of Capital Stock beneficially owned or held of record by it which conflicts with the provisions hereof.

IN WITNESS WHEREOF, the parties have executed this Shareholders Agreement as of the date first above written.

MINTO BUILDERS (FLORIDA), INC.

By:	/s/ J. Eric McKinney
	Name:	J. Eric McKinney
	Title:	Executive Vice President

By:	/s/ Peter Goring
	Name:	Peter Goring
	Title:	Executive Vice President

MINTO (DELAWARE), LLC

By:	/s/ J. Eric McKinney
	Name:	J. Eric McKinney
	Title:	Executive Vice President

By:	/s/ Peter Goring
	Name:	Peter Goring
	Title:	Executive Vice President

MINTO HOLDINGS INC.

By:	/s/ J. Eric McKinney
	Name:	J. Eric McKinney
	Title:	Executive Vice President

By:	/s/ Peter Goring
	Name:	Peter Goring
	Title:	Senior Vice President

INLAND AMERICAN REAL ESTATE TRUST, INC.

By:	/s/ Brenda Gail Gujral
	Name:	Brenda Gail Gujral
	Title:	President

SCHEDULE A

HOLDERS OF COMMON STOCK

Minto (Delaware), LLC

HOLDERS OF SERIES A PREFERRED STOCK

Minto (Delaware), LLC